SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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AVX CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVX CORPORATION
801 17th Avenue South
Myrtle Beach, South Carolina 29577

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation, a Delaware corporation, will be held at the AVX Seaboard Facility located at 1900 Highway 501 East, Myrtle Beach, South Carolina 29577, on Tuesday, July 23, 2002, at 10:00 a.m., for the purpose of acting upon the following matters:

1.	To elect four Directors;
2.	To ratify an amendment to the AVX Corporation Non-Employee Directors' Stock Option Plan;
3.	To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent accountants for the fiscal year commencing April 1, 2002; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 24, 2002, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

In order that your shares of stock may be represented at the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, or use telephone or Internet voting (as explained in the proxy voting instructions attached to the proxy card) before the Annual Meeting. If you attend the Annual Meeting, you may vote in person even though you have previously voted.

/s/ Kurt P. Cummings

Kurt Cummings
Corporate Secretary

Myrtle Beach, South Carolina
June 20, 2002

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

AVX Corporation
801 17th Avenue South, Myrtle Beach, SC 29577

PROXY STATEMENT
Annual Meeting of Shareholders
To be held Tuesday, July 23, 2002

This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, July 23, 2002, at 10:00 a.m., at the AVX Seaboard Facility located at 1900 Highway 501 East, Myrtle Beach, South Carolina 29577, and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report to Shareholders for the fiscal year ended March 31, 2002, will be mailed to shareholders on or about June 20, 2002.

Each share of AVX Corporation common stock, par value $.01 per share (the "Common Stock"), outstanding at the close of business on May 24, 2002, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 24, 2002, the date for determining shareholders entitled to vote at the Annual Meeting, 174,774,368 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against any proposal to which the abstention relates. However, the effect of an abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

The Company has been informed by the Trustee for the Company's retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors has fixed the size of the Board at twelve (12). It is currently divided into three classes elected for staggered terms. The Board of Directors proposes that the nominees identified below as Class III directors be elected to serve for a three-year term.

Henry C. Lucas, who has served as a Director since July 1999, is not standing for re-election.

Directors Standing for Election

CLASS III

Nominations for Term expiring at the Annual Meeting in July of 2005
YASUO NISHIGUCHI

Age 58 - Member of the Board of Directors of AVX since July 1999. President of AVX's parent company, Kyocera Corporation ("Kyocera"), since June 1999 and Representative Director of Kyocera since 1992. Executive Vice President of Kyocera from June 1997 to June 1999.

MASAHIRO UMEMURA

Age 58 - Member of the Board since January 1990. Executive Vice President of Kyocera since June 1999. Representative Director of Kyocera since June 1997. General Manager of the Corporate Development Group of Kyocera since June 1992 and Managing Director of Kyocera from June 1993 to June 1997. Executive Vice President and Treasurer of Kyocera International, Inc. ("KII"), a United States subsidiary of Kyocera, from April 1986 to June 1992.

YUZO YAMAMURA

Age 60 - Member of the Board since July 1995. Senior Managing and Representative Director of Kyocera from June 1995 to July 1999. President of Kyocera Elco Corporation, a subsidiary of Kyocera, since December 1992.

DONALD B. CHRISTIANSEN

Age 63 -Retired from AVX in July 2000. Senior Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 1997 until July 2000. Vice President of Finance, Chief Financial Officer and Treasurer from April 1994 to July 1997. Chief Financial Officer from March 1992 to April 1994. Member of the Board from April 1992 until July 2000.

These four directors have been nominated by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of the persons listed above as directors. The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE PERSONS LISTED ABOVE.

Directors Continuing in Office

CLASS II

Terms expiring at the Annual Meeting in July of 2003

JOHN S. GILBERTSON

Age 58 - Chief Executive Officer since July 2001. President since July 1997. Chief Operating Officer from April 1994 until July 2001 and a member of the Board since January 1990. Executive Vice President from April 1992 to July 1997, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. Managing Director of Kyocera since June 1999 and Director of Kyocera since June 1995. Member of the KII Board of Directors since July 2001.

MICHIHISA YAMAMOTO

Age 59 - Member of the Board since July 1997. Executive Vice President of Kyocera since June 1999 and Representative Director of Kyocera since June 1992. Senior Managing Director of Kyocera from June 1992 to June 1999.

RODNEY N. LANTHORNE	Age 57 - Member of the Board since January 1990. President of KII since January 1987. Senior Managing Director of Kyocera since 2000. Director of Kyocera since 1988.
CARROLL A. CAMPBELL, JR.

Age 61 - Member of the Board since August 1995. President and Chief Executive Officer of the American Council of Life Insurers from 1995 to 2001. Governor of South Carolina from 1987 to 1995. Director of Wackenhut Corporation and Norfolk Southern Corporation.

CLASS I

Terms expiring at the Annual Meeting in July of 2004

KAZUO INAMORI

Age 70 - Chairman Emeritus of the Board since July 1997. Chairman of the Board from the Company's acquisition by Kyocera in January 1990 to July 1997. Chairman Emeritus of the Board of Directors of Kyocera since June 1997, having served prior to that as Chairman of the Board of Directors of Kyocera, which he founded in 1959.

KENSUKE ITOH

Age 64 - Vice-Chairman of the Board since July 1997 and member of the Board since January 1990. Chairman of Kyocera since June 1999. President of Kyocera from 1989 to June 1999. Representative Director of Kyocera since June 1985.

BENEDICT P. ROSEN

Age 65 - Chairman of the Board since July 1997. President from April 1993 until July 1997, Chief Executive Officer from 1993 to July 2001 and a member of the Board since January 1990. Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera from June 1995 to June 2001 and previously served as a Managing Director of Kyocera from 1992 to June 1995. Director of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd., Aerovox Corporation and Nordson Corporation.

RICHARD TRESSLER

Age 60 - Member of the Board since October 1995. Professor of Materials Science and Engineering at Pennsylvania State University since 1991. Head of the Department of Materials Science and Engineering from 1991 to 2001.

PROPOSAL II

PROPOSED RATIFICATION OF AN AMENDMENT TO THE
AVX CORPORATION NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

The Board has adopted, subject to shareholder approval, an amendment to the AVX Corporation Non-Employee Directors' Stock Option Plan ("Non-Employee Directors' Plan"). The proposed amendment will increase the number of shares of Common Stock of the Company authorized to be issued pursuant to the Non-Employee Directors' Plan from 500,000 to 650,000 shares.

AVX feels that it is important for the members of the Board of Directors to be shareholders of the Company and to have an incentive to help the Company grow and prosper and to share in that prosperity. This amendment will help toward this goal.

The following summary describes the material terms of the Non-Employee Directors' Plan as proposed to be amended as described above. The summary is not intended to be a complete description of all the provisions of the plan.

Pursuant to the Non-Employee Directors' Plan, options are granted to members of the Board who are not employees of the Company (a "Non-Employee Director"). Options may be granted under the plan for an aggregate of 650,000 shares of Common Stock. The Non-Employee Directors' Plan is administered by the Board.

Each Non-Employee Director elected to the Board for the first time shall automatically receive an option grant for 15,000 shares of Common Stock. Beginning in the year in which the third anniversary of the initial grant occurs and in each year in which a subsequent third anniversary occurs thereafter, each Non-Employee Director who has been re-elected as a member of the Board shall automatically receive an additional option grant for 15,000 shares of Common Stock. Each option granted under the Non-Employee Directors' Plan will vest at the annual rate of 33 1/3% of the shares subject to the grant commencing on the first anniversary of the date of grant, so that such options will be fully vested as of the third anniversary of the grant. In the event the Non-Employee Director ceases to be a director by reason of retirement, incapacity or death, the total number of shares of Common Stock covered by option grants shall thereupon become exercisable; otherwise, options granted shall automatically be forfeited if such person shall cease to be a director. Such exercisable options must be exercised prior to the earlier of (i) one year after the date of such retirement, incapacity or death and (ii) the date of their original expiration. Retirement shall mean resignation from the Board upon reaching retirement age or otherwise resigning or not standing for re-election with the approval of the Board, but shall not include any termination of service as a result of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any majority owned subsidiary. The Non-Employee Directors' Plan provides that options granted thereunder will expire on the date which is ten years after the date of grant.

All options granted to Non-Employee Directors have an exercise price equal to the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of the grant. Options may be exercised by the payment of cash, the tendering of shares of Common Stock or a combination of cash and shares. Options granted under the Non-Employee Directors' Plan are not assignable.

Unless sooner terminated by action of the Board, the Non-Employee Directors' Plan will terminate on August 1, 2005. Subject to certain exceptions, the Non-Employee Directors' Plan may be amended or discontinued by the Board.

The affirmative vote of shareholders holding a majority of the outstanding Common Stock is required to approve the proposed amendment.

Set forth below is further information with respect to options granted during the fiscal year ended March 31, 2002 under the Non-Employee Directors' Plan. No employees of AVX are eligible to receive benefits under the plan.

New Plan Benefits Non-Employee Directors' Plan

Position	Dollar Value ($)	Number of Units
All current non-employee directors as a group	1/	120,000

1/ The dollar value of the options indicated is not determinable due to fluctuating market prices.

The Company expects to make option grants for another 30,000 shares of Common Stock to Non-Employee Directors during the fiscal year ended 2003.

There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of the option generally result in a capital gain or loss for the Non-Employee Director but will have no tax consequences for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

PROPOSAL III
PROPOSED RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board has appointed PricewaterhouseCoopers, LLP as the independent accountants to examine and audit the accounts of the Company for the fiscal year commencing April 1, 2002. In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Board will reconsider the selection of independent accountants.

A member of PricewaterhouseCoopers, LLP is expected to be in attendance at the Annual Meeting and have the opportunity to make a statement and respond to appropriate questions.

Principal Accounting Firm Fees

Audit Fees. Aggregate fees billed by the Company's principal accounting firm, PricewaterhouseCoopers, LLP, for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, for the fiscal year ended March 31, 2002, were $728,500.

Financial Information Systems Design and Implementation Fees. There were no services rendered by PricewaterhouseCoopers, LLP for information technology services relating to financial information systems design and implementation in the fiscal year ended March 31, 2002.

All Other Fees. Aggregate fees billed by PricewaterhouseCoopers, LLP for other services rendered to the Company for the fiscal year ended March 31, 2002 were $819,500 for audits of benefit plans, local audits of foreign subsidiaries and various tax, accounting and other matters.

The Audit Committee of the Company's Board of Directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountants' independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding. As of March 31, 2002, the directors, director nominees and each executive officer named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares 1/		Number of AVX Shares Underlying Exercisable Options 2/	Total AVX Shares	Percentage of AVX Common Stock
Benedict P. Rosen	136,738		37,500	174,238	*
Kazuo Inamori	20,000		30,000	50,000	*
John S. Gilbertson	66,041		632,500	698,541	*
Carroll A. Campbell, Jr.	8,298	3/	12,000	20,298	*
Donald B. Christiansen	15,283		-0-	15,283	*
Kensuke Itoh	6,000		30,000	36,000	*
Rodney N. Lanthorne	3,000		30,000	33,000	*
Henry C. Lucas	1,868	4/	10,000	11,868	*
Yasuo Nishiguchi	1,000		5,000	6,000	*
Richard Tressler	5,207	5/	15,000	20,207	*
Masahiro Umemura	2,000		30,000	32,000	*
Michihisa Yamamoto	2,000		5,000	7,000	*
Yuzo Yamamura	2,000		30,000	32,000	*
C. Marshall Jackson	10,217		156,250	166,467	*
Carl Eggerding	6,523		81,650	88,173	*
John Mann	11,038		46,000	57,038	*
Kurt Cummings	4,857		42,500	47,357	*

All directors, director nominees and executive officers as a group (A total of 22 individuals including those named above)	316,727		1,320,150	1,636,877	*

Name	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Shares 1/		Number of Kyocera Shares Underlying Exercisable Options 6/	Total Kyocera Shares	Percentage of Kyocera Shares
Benedict P. Rosen	-0-		7,500	7,500	*
Kazuo Inamori	11,486,165	7/	12,000	11,498,165	6.1%
John S. Gilbertson	14,663		6,000	20,663	*
Carroll A. Campbell, Jr.	-0-		-0-	- 0-	*
Donald B. Christiansen	-0-		-0-	-0-	*
Kensuke Itoh	563,172		12,000	575,172	*
Rodney N. Lanthorne	3,184		7,500	10,684	*
Henry C. Lucas	-0-		-0-	-0-	*
Yasuo Nishiguchi	4,095		6,900	10,995	*
Richard Tressler	-0 -		-0-	-0-	*
Masahiro Umemura	5,000		9,000	14,000	*
Michihisa Yamamoto	9,232		6,000	15,232	*
Yuzo Yamamura	82,000		-0-	82,000	*
C. Marshall Jackson	2,877		-0-	2,877	*
Carl Eggerding	-0-		-0-	-0-	*
John Mann	2,786		-0-	2,786	*
Kurt Cummings	229		-0-	229	*

All directors, director nominees and executive officers as a group (A total of 22 individuals including those named above)	7,493,780		66,900	7,560,680	4.0%

* Less than 1%

1/ Includes interests, if any, in shares held in the Company's Deferred Compensation and Retirement Plan Trusts.

2/ Includes AVX shares under options exercisable as of March 31, 2002, and options which become exercisable within 60 days thereof under the 1995 Stock Option Plan (the "1995 Stock Option Plan") or the Non-Employee Directors' Plan.

3/ Includes 8,098 Phantom Shares accrued under the Deferred Compensation Plan for Non-Employee Directors (the "Deferred Plan").

4/ Consists of 1,868 Phantom Shares accrued under the Deferred Plan.

5/ Includes 4,207 Phantom Shares accrued under the Deferred Plan.

6/ Includes shares under options exercisable as of March 31, 2002, and options which become exercisable within 60 days thereof under the Kyocera Stock Option Plan.

7/ Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power. The aforementioned shares are not included in the total shares held by all directors, director nominees and executive officers as a group.

The information provided in the above chart as to each director, director nominee and named executive officer, individually, and all directors, director nominees and executive officers as a group, is based on information received from such individuals. The ownership of such shares indicates such individuals hold sole voting and investment power over the shares except: Mr. Rosen, who shares voting rights and investment power of 32,896 AVX shares with his wife; Mr. Gilbertson, who shares voting rights and investment power of 1,000 AVX shares with his wife; and Mr. Lanthorne, who shares voting rights and investment power of 2,000 AVX shares and 3,051 Kyocera shares with his wife.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company's Common Stock as of May 24, 2002.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000		69.7%

EQSF Advisors, Inc. (and related persons) 767 Third Avenue New York, NY 10017-2023	9,184,591	1/	5.3%

1/ Shares shown as beneficially owned by EQSF Advisors, Inc. (and related persons) are reported in a Schedule 13G filed jointly by EQSF Advisors, Inc., M.J. Whitman Advisors, Inc. and Martin J. Whitman dated as of January 14, 2002.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during the fiscal year ended March 31, 2002, all of its directors,officers and persons who hold more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2002. During that period, all the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served. The Board has the following standing committees and no nominating committee:

Executive Committee. The Executive Committee has been, and from time to time is, delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 2002. The members of the Executive Committee are Messrs. Inamori (Chairman), Rosen, Itoh, Lanthorne and Umemura.

Audit Committee. The functions of the Audit Committee include (a) reviewing the independence of the Company's independent accountants and making recommendations to the full Board as to the engagement of the independent accountants, (b) reviewing with the independent accountants the plan and results of the audit engagement, (c) reviewing the periodic financial statements of the Company, and (d) reviewing proposed audit fees and other fees of the independent accountants. The Audit Committee held four meetings during the fiscal year ended March 31, 2002. The members of the Audit Committee are Messrs. Campbell (Chairman), Lucas and Tressler. The Board of Directors adopted a written charter for the Audit Committee in 2000. All members of the Audit Committee are independent as defined by the applicable listing standards of the New York Stock Exchange.

It is anticipated, subject to his election as a director at the Annual Meeting and subject to determinations to be made by the Board under applicable requirements of the New York Stock Exchange, that Mr. Christiansen will replace Mr. Lucas as a member of the Audit Committee.

Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board, other than the 1995 Stock Option Plan, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held one meeting during the fiscal year ended March 31, 2002. The members of the Compensation Committee are Messrs. Inamori (Chairman), Itoh, Campbell and Tressler.

Equity Compensation Committee. The Equity Compensation Committee is responsible for any action on all matters concerning the 1995 Stock Option Plan. This committee consists of Messrs. Tressler (Chairman), Campbell and Lucas. The Equity Compensation Committee held no meetings during the fiscal year ended March 31, 2002.

Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The Special Advisory Committee held one meeting during the fiscal year ended March 31, 2002. The members of the Special Advisory Committee are Messrs. Lucas (Chairman), Campbell and Tressler.

Compensation of Directors

Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000, an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. Each director who is an employee of Kyocera is paid an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. In addition, each director who is not an employee of the Company is granted stock options pursuant to the Non-Employee Directors' Plan.

Non-Employee Directors' Stock Option Plan

The Non-Employee Directors' Plan authorizes the issuance of 500,000 shares, making available the grant of an option to purchase 15,000 shares of Common Stock to each Non-Employee Director (not employed by AVX) as of the date on which a Non-Employee Director is elected for the first time and every third anniversary thereafter. The option becomes exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that the Non-Employee Director must continue to be a director at the date of exercise. However, if the Non-Employee Director's service terminates due to retirement, death or disability, his options shall thereupon become fully vested. Options have an exercise price equal to the fair market value (as defined in the plan) of the Common Stock on the date of grant. The Board administers this plan. The plan requires that options granted thereunder will expire on the date which is ten years after the date of grant, unless sooner terminated under the terms of the plan. Unless sooner terminated by action of the Board, the plan will terminate on August 1, 2005. Subject to certain exceptions that require shareholder approval, the plan may be amended or discontinued by the Board. Options granted under the plan are not assignable. There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of an option will generally result in a capital gain or loss for the Non-Employee Director, but will have no tax consequences for the Company. AVX feels that it is important for members of the Board to be shareholders of the Company and to have an incentive to help the Company grow and prosper and to share in that prosperity.

Deferred Compensation Plan for Eligible Board Members

The Deferred Compensation Plan for Eligible Board Members allows each outside director (not employed by AVX or Kyocera), at his election, to defer payment of certain portions of his compensation as a director. Deferrals are invested in an AVX Phantom Share Unit Fund. A director's deferred account is paid, at the director's election, either on the 10th anniversary of each annual deferral or upon his ceasing to be a member of the Board of Directors.

Executive Compensation

Cash Compensation

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company related to the fiscal years ended March 31, 2002, 2001 and 2000 to each of the Company's most highly compensated executive officers, including the persons who served as Chief Executive Officer during 2002, in all capacities in which they served.

Summary Compensation Table

Name & Position	Fiscal Year	Salary ($) 1/	Bonus ($)	Other Annual Compensation ($)	Long Term Compensation Securities Underlying Options (#) 2/	All Other Compensation ($) 3/
John S. Gilbertson	2002	$558,000	$ -0-	$ 12,000	-0-	$ 79,100
Chief Executive Officer (from	2001	465,000	959,500	12,000	100,000	80,400
July 2001) and President	2000	424,000	664,020	11,492	80,000	57,872

Benedict P. Rosen	2002	400,000	-0-	20,200	-0-	71,700
Chief Executive Officer	2001	575,000	1,188,000	13,000	100,000	82,900
(to July 2001)	2000	545,000	854,213	13,507	-0-	74,363

C. Marshall Jackson	2002	285,000	-0-	4,800	-0-	78,400
Executive Vice President	2001	251,700	394,900	970	65,000	60,900
of Sales and Marketing	2000	215,000	219,173	1,228	40,000	28,628

Carl Eggerding	2002	203,000	-0-	1,000	-0-	50,100
Vice President, Chief Technology	2001	190,000	182,200	900	35,000	39,200
Officer	2000	176,000	116,800	900	30,000	24,300

John Mann	2002	184,000	-0-	10,600	-0-	38,000
Vice President of Quality	2001	178,000	102,000	10,600	12,000	36,800
	2000	172,000	91,800	10,800	30,000	23,900

Kurt Cummings	2002	175,000	-0-	10,700	-0-	47,600
Vice President, Chief Financial	2001	163,000	189,000	10,200	26,000	33,100
Officer, Treasurer and Secretary	2000	129,500	98,800	9,300	20,000	20,800

1/ Includes amounts earned but deferred by the executive officer at his election, pursuant to the Company's savings or deferred compensation plans.

2/ All stock options were granted pursuant to the 1995 Stock Option Plan.

3/ All other compensation includes: the Company's contribution on behalf of the respective executive officers pursuant to the terms of the AVX Corporation Deferred Compensation Plans (the "DCP's") and the AVX Corporation Retirement Plan (the "Retirement Plan"). The table below sets forth the components of all other compensation described above, for the fiscal year ended March 31, 2002, for the above named executive officers:

	DCP's	Retirement Plan
John S. Gilbertson	$ 56,500	$ 22,600
Benedict P. Rosen	50,400	21,300
C. Marshall Jackson	56,100	22,300
Carl Eggerding	27,900	22,200
John Mann	16,100	21,900
Kurt Cummings	25,500	22,100

The amounts shown for each named executive officer may exclude certain perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

The following table sets forth information with respect to options exercised during fiscal 2002 by the named executive officers and fiscal year-end values of unexercised options held by the named executive officers at year-end (all of which were granted by the Company pursuant to the 1995 Stock Option Plan).

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise (#)	Value Realized ($) 1/	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
John S. Gilbertson	- 0-	$ - 0-	600,000	115,000	$5,889,125	$1,622,850
Benedict P. Rosen	187,594	1,939,438	25,000	75,000	49,250	785,250
C. Marshall Jackson	- 0-	- 0-	136,250	68,750	1,419,550	811,425
Carl Eggerding	- 0-	- 0-	69,150	41,250	558,519	549,675
John Mann	- 0-	- 0-	35,500	24,000	391,638	314,100
Kurt Cummings	- 0-	- 0-	35,500	29,500	300,075	366,450

1/ Represents the market value of the Common Stock on the date of exercise less the exercise price of the options.

Stock Option Plan Information

The Company has two stock option plans, both of which are shareholder approved plans. As of March 31, 2002, the number of options outstanding and remaining available under the approved plans were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity Compensation plans approved by security holders	3,520,600	$15.20	2,594,400
Equity compensation plans not approved by security holders	--	--	1/

1/ Members of the Board of Directors who are not employees of AVX or Kyocera are eligible to defer their annual director's fee and attendence fee in an AVX Phantom Share Unit Fund under the Deferred Compensation Plan for Eligible Board Members based on the Fair Market Value of the Common Stock at each Credit Date (all as defined in the plan). Payment of account balances to an eligible director (as prescribed in "Compensation of Directors" above) is payable in the form of a number of shares of Common Stock equal to the whole number of Phantom Shares Units (as defined) credited to such director under the plan. See "Compensation of Directors" above for more information.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2002, the Compensation Committee was comprised of Messrs. Inamori, Itoh, Campbell and Tressler and the Equity Compensation Committee was comprised of Messrs. Tressler, Campbell and Lucas. Dr. Inamori is Chairman Emeritus of the Board, and Mr. Itoh is Chairman of Kyocera. Kyocera owns 121,800,000 shares, or approximately 69.7%, of the Company's outstanding Common Stock as of May 24, 2002, and has engaged in a significant number and variety of related company transactions with the Company. The more significant arrangements and agreements between the Company and Kyocera are described under the caption "Relationship with Kyocera and Related Transactions" below. For additional information concerning positions with Kyocera held by officers and directors of the Company, see "Proposal I, Election of Directors, Nominations for the Board of Directors" above.

Reports of the Compensation Committee and Equity Compensation Committee

This report provides an overview of the Company's executive compensation philosophy and describes the roles of the Compensation Committee and the Equity Compensation Committee.

The Compensation Committee, subject to review by the Board, makes determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and performs other compensation related functions delegated to the Compensation Committee by the Board. The Equity Compensation Committee makes determinations regarding all option awards under the 1995 Stock Option Plan, including awards to executive officers.

The Company's compensation policy reflects a commitment to an executive compensation plan which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create benefit for all shareholders.

The executive compensation program has been developed by the Compensation Committee using various factors which include historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement plans.

The Compensation Committee or the Equity Compensation Committee, as applicable, review and approve each element of the Company's executive compensation program and periodically assess the effectiveness of the program as a whole. This program covers the Chief Executive Officer, the other named executive officers and all other executive officers of the Company. Specifically, the committees approve the salaries of all executive officers, cash awards under the Company's Management Incentive Plan ("MIP"), the grant of stock options under the 1995 Stock Option Plan, and the provision of any special benefits or perquisites to executive officers.

Base Salary Program

The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

Management Incentive Plan

The MIP provides for annual cash incentive compensation based on various performance measures for executive officer positions. Bonus awards are generally paid under the MIP if the Company's financial performance exceeds a predetermined performance target. The bonus awards for the Chief Executive Officer are based on a percentage of target profits. The rest of the executive officers' bonuses are derived from a pool based on a percentage of target profits. There were no bonus awards under the MIP for the fiscal year ended March 31, 2002, due to the Company's financial results for the fiscal year.

1995 Stock Option Plan

The 1995 Stock Option Plan is designed to reward executive officers and other key employees directly for appreciation in the long-term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The 1995 Stock Option Plan also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.

With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Equity Compensation Committee periodically reviews the practices, grant levels and grant values of other companies to ensure the plan continues to meet the Company's objectives. There were no grants of stock options under the 1995 Stock Option Plan for the fiscal year ended March 31, 2002.

Other Benefits

Miscellaneous benefits offered to executive officers are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are largely the same as those offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Chief Executive Officer Compensation

As Chief Executive Officer of the Company, Mr. Gilbertson's base salary reflects his substantial responsibilities. Based on these responsibilities, the Board awarded Mr.Gilbertson a base salary of $558,000 for fiscal year 2002. As indicated above, Mr. Gilbertson did not receive a bonus award under the MIP for fiscal year 2002 due to the Company's financial results for the fiscal year.

Deductibility of Executive Compensation

With respect to Section 162(m) of the Internal Revenue Code of 1986 as amended and the underlying Internal Revenue Service (the "IRS") regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy that it will attempt to comply with such limitations, to the extent practicable, including through its presentation of incentive compensation plans to the shareholders, for approval, where appropriate. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these IRS regulations, in negotiating and implementing the Company's incentive compensation program. It has, therefore, retained the option to award some bonus payments based on non-quantitative performance objectives and other criteria, which it may determine, at its discretion, from time to time.

Summary

The Compensation Committee and the Equity Compensation Committee believe the executive compensation program is adequate to accomplish the program's goals of attracting, retaining and motivating highly qualified management professionals. The Committees believe the executive compensation program is fair to both the executive officers and the Company.

SUBMITTED BY THE COMPENSATION AND THE EQUITY COMPENSATION COMMITTEES OF THE BOARD:

Kazuo Inamori, Chairman of Compensation Committee
Carroll A. Campbell, Jr.
Kensuke Itoh
Richard Tressler

Richard Tressler, Chairman of Equity Compensation Committee
Carroll A. Campbell, Jr.
Henry C. Lucas

Report of Audit Committee

In connection with the March 31, 2002 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company's independent accountants the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent accountants the matters required by Independence Standards Board Statement No. 1 and discussed with the independent accountants their independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD:

Carroll A. Campbell, Jr., Chairman

Henry Lucas

Richard Tressler

Employment Agreements

Mr. Rosen is Chairman of the AVX Board of Directors and devotes part time to the Company's operations. His current compensation includes one-half of his base salary for fiscal year 2000, and he is entitled to all of his previous miscellaneous benefits. He no longer participates in bonus awards under the MIP related to periods after July 25, 2001. This arrangement may be terminated by the Company's Board of Directors or Mr. Rosen upon 90 days notice, at which time Mr. Rosen would retire from the Company.

Mr. Rosen and Mr. Gilbertson each have employment agreements that provide for a two-year advisory period upon retirement from the Company. During this advisory period, each of them will receive an annual payment equivalent to his most recent base salary as a full time employee. If Mr. Rosen or Mr. Gilbertson dies prior to or during the advisory period, their heirs will be entitled to the payments they would have received.

Relationship With Kyocera and Related Transactions

Since January 1990, Kyocera and AVX have engaged in a significant number and variety of related party transactions, including, without limitation, the transactions referred to in the consolidated financial statements in AVX's Annual Report on Form 10-K for the fiscal year ended March 31, 2002. AVX also has established several ongoing arrangements with Kyocera and has executed several agreements, the more significant of which are described below. In the fiscal year ended March 31, 2002, AVX had purchases of $271.4 million from Kyocera, made other commission and rent payments of $1.3 million to Kyocera and received sales and other revenue of $36.3 million from Kyocera under these agreements. Except for the Buzzer Assembly Agreement, each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to that to which an independent unrelated party would agree at arm's-length and is subject to the approval of the Special Advisory Committee of the AVX Board of Directors. The Special Advisory Committee is comprised of the independent directors of AVX and is required to review and approve such agreements and any other significant transactions between AVX and Kyocera not covered by such agreements.

Products Supply and Distribution Agreement. Pursuant to the Products Supply and Distribution Agreement (the "Distribution Agreement") (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement. Pursuant to the Disclosure and Option to License Agreement (the "License Agreement"), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances. The expiration date of the License Agreement is March 31, 2005.

Materials Supply Agreement. Pursuant to the Materials Supply Agreement (the "Supply Agreement"), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of ceramic capacitors and other ceramic products. The Supply Agreement will expire on March 31, 2005.

Buzzer Assembly Agreement. Pursuant to the Buzzer Assembly Agreement (the "Buzzer Agreement"), AVX assembles certain electronic components for Kyocera in AVX's Juarez, Mexico facility. Kyocera pays AVX a fixed cost mutually agreed upon by the parties for each component assembled, plus a profit margin. The Buzzer Agreement has automatic one-year renewals, subject to the right of either party to terminate upon six months written notice.

Machinery and Equipment Purchase Agreement. Pursuant to the Machinery and Equipment Purchase Agreement (the "Machinery Purchase Agreement"), AVX and Kyocera will from time to time design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components. The Machinery Purchase Agreement will terminate on March 31, 2005.

Stock Price Performance Graph

The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from March 31, 1997 through March 31, 2002, with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index for such period.

	Comparison of Quarterly Cumulative Total Return:
	AVX, Peer Group, S&P 500
	Value of $100 Invested on March 31, 1997

	Mar-97	Mar-98	Mar-99	Mar-00	Mar-01	Mar-02
AVX CORPORATION	100	97.35	78.64	375.68	171.93	210.18
PEER GROUP	100	148	175.32	206.78	161.95	162.35
S&P 500	100	133.23	113.97	345.46	197.34	212.91

The "Peer Group" is comprised of the following companies: Amphenol, Kemet, Methode, Molex and Vishay. The Stock Price Performance Graph above and the foregoing Report of the Compensation Committee and Equity Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2003 Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2003, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 20, 2003.

In general, shareholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company no less than 60 days, but no more than 90 days, in advance of the meeting in order to be considered timely under the By-laws of the Company; provided, however, if less than 70 days prior notice is given for an annual meeting, proposals must be received within ten days of the mailing or public disclosure of such notice.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained American Stock Transfer & Trust Company to assist in the solicitation of proxies at a fee estimated to be $20,000, excluding out-of-pocket expenses.

Requests for a copy of AVX's Annual Report on Form 10-K filed with the Securities and Exchange Commission should be directed to the Corporate Secretary of AVX Corporation, PO Box 867, Myrtle Beach, South Carolina 29578.

By order of the Board,

/s/ Kurt P. Cummings
Kurt Cummings
Corporate Secretary

June 20, 2002